Permian Resources Announces Strong Fourth Quarter 2024 Results and Provides Full Year 2025 Plan with Increased Capital Efficiency
MIDLAND, Texas – February 25, 2025 (BUSINESS WIRE) -- Permian Resources Corporation (“Permian Resources” or the “Company”) (NYSE: PR) today announced its fourth quarter and full year 2024 financial and operational results and 2025 operational plans.
Fourth Quarter 2024 Financial and Operational Highlights
•Reported crude oil and total average production of 171.3 MBbls/d and 368.4 MBoe/d
•Announced cash capital expenditures of $504 million, cash provided by operating activities of $872 million and adjusted free cash flow1 of $400 million
•Reduced D&C costs to ~$775 per lateral foot
•Announced the divestiture of Barilla Draw natural gas and oil gathering systems for $180 million
•Added ~2,100 net acres through >90 grassroots transactions for ~$3,900 per net acre, demonstrating continued ground game success
•Declared base dividend of $0.15 per share, representing 4.3% yield
•Maintained strong balance sheet with leverage of 0.95x and total liquidity of ~$3.0 billion
Full Year 2024 Financial and Operational Highlights
•Reported crude oil and total average production of 159.2 MBbls/d and 343.5 MBoe/d, an increase of 63% and 77% compared to the prior year
•Generated cash provided by operating activities of $3.4 billion and adjusted free cash flow1 of $1.4 billion
•Realized significant operational efficiency gains, resulting in reduced cycle times and lower well costs
◦Reduced D&C per foot costs by 14% year-over-year
•Replaced >100% of drilled inventory through accretive M&A for second consecutive year
•Increased quarterly base dividend from $0.05 to $0.15 per share
2025 Financial and Operational Plan
•Announced highly capital efficient operating plan underpinned by consistent well performance, lower well costs and peer leading controllable cash costs
◦Crude oil and total average production guidance of 170 to 175 MBbls/d and 360 to 380 MBoe/d
▪Represents ~8% higher annual production compared to full year 2024
◦Total cash capital expenditure budget of $1.9 to $2.1 billion
◦Total controllable cash costs of $7.25 to $8.25 per Boe
Management Commentary
“Permian Resources had another outstanding year in 2024, and we could not be more proud of our team for everything they accomplished last year,” said Will Hickey, Co-CEO of Permian Resources. “With our low cost structure serving as the foundation, Permian Resources delivered peer leading per share growth during 2024, which helped generate a superior total return for our shareholders.”

“We are excited to announce our 2025 plan, which is highlighted by 8% higher annual production and no change to our approximately $2 billion capital budget from 2024. This improved year-over-year capital efficiency is driven by our consistent development approach and significantly lower cost structure,” said James Walter, Co-CEO of Permian Resources. “Most importantly, our 2025 plan allows us to generate more free cash flow than 2024, maximizing value for shareholders.”
Financial and Operational Results
Permian Resources continued the efficient development of its core Delaware Basin acreage position in the fourth quarter, while fully integrating the Barilla Draw bolt-on acquisition. During the quarter, average daily crude oil production was 171,274 Bbls/d, a 7% increase compared to the prior quarter. Reported natural gas and NGL volumes were 634,546 Mcf/d and 91,382 Bbls/d, respectively. Fourth quarter total production was 368,414 Boe/d.
Total cash capital expenditures (“capex”) for the fourth quarter were $504 million. The Company continues to reduce well costs on a per lateral foot basis. For the fourth quarter, drilling and completion costs per lateral foot were approximately $775, or a 3% reduction from the previous quarter.
Realized prices for the quarter were $69.66 per barrel of oil, $0.87 per Mcf of natural gas and $24.05 per barrel of NGLs. During the quarter, total controllable cash costs (LOE, GP&T and cash G&A) were $7.84 per Boe, an $0.11 per Boe reduction from the prior quarter. Fourth quarter LOE was $5.42 per Boe, GP&T was $1.49 per Boe and cash G&A was $0.93 per Boe.
For the fourth quarter, Permian Resources generated net cash provided by operating activities of $872 million, adjusted operating cash flow1 of $904 million and adjusted free cash flow1 of $400 million. Adjusted diluted shares1 outstanding were 847.1 million for the three months ended December 31, 2024.
Permian Resources continues to maintain a strong financial position and low leverage profile. The Company further strengthened its balance sheet by increasing the amount of cash on hand by over $200 million quarter-over-quarter to $479 million, as of December 31, 2024. Permian Resources’ revolving credit facility remained undrawn at year-end. Total liquidity was $3.0 billion. Net debt-to-LQA EBITDAX1 at December 31, 2024 was 0.95x.
2025 Operational Plan and Targets
Permian Resources’ 2025 operational plan is focused on maximizing free cash flow for its investors and delivering better year-over-year capital efficiency through the combination of consistent well productivity and considerably lower costs. Assuming planned activity levels and current commodity prices, the Company expects its full year oil and total production to average approximately 170 to 175 MBbls/d and 360 to 380 MBoe/d, respectively. The estimated fiscal year 2025 cash capex budget is approximately $1.9 billion to $2.1 billion, with approximately 80% allocated to drilling and completions with the remaining 20% allocated to facilities, infrastructure, capital workover and non-operated capex. Notably, this represents annual oil and total production growth of approximately 8%, while maintaining a similar capital budget year-over-year.
Permian Resources expects to turn-in-line (“TIL”) approximately 285 gross wells, with an average working interest of approximately 75% and 8/8ths net revenue interest of approximately 79%. The Company also expects its average completed lateral length during 2025 to be approximately 10,000 feet, an increase of 700 feet from the previous year. Through realized efficiency gains, the Company’s capital budget is further supported by an approximately 8% reduction in D&C costs per foot compared to 2024. Similar to the previous year, Permian Resources anticipates that approximately 65% of its 2025 operating activity will be directed towards New Mexico and approximately 30% towards the Texas Delaware Basin, with the remaining portion to be allocated to its Midland Basin position.
Through its continued focus on remaining the Delaware Basin’s low-cost leader, Permian Resources anticipates total controllable cash costs of $7.25 to $8.25 per Boe in 2025. The mid-point represents an approximately $0.10 per Boe reduction compared to Permian Resources’ 2024 total controllable cash costs, demonstrating the

Company’s cost leadership and ability to successfully integrate acquired assets. Specifically, controllable cash costs consist of approximately $5.55 per Boe for LOE, $1.30 per Boe for GP&T expense and $0.90 per Boe for cash G&A. The Company expects its oil realizations to average 98% to 100% of WTI during 2025. Permian Resources estimates its average realized revenue from natural gas to be approximately $0.30 to $0.50 per Mcf less than Waha Hub pricing and its NGLs to be approximately 27% to 30% of WTI.
(For a detailed table summarizing Permian Resources’ 2025 operational and financial guidance, please see the Appendix of this press release.)
Shareholder Returns
Permian Resources announced today that its Board of Directors (the “Board”) declared the Company’s first quarter 2025 base dividend of $0.15 per share of Class A common stock, or $0.60 per share on an annualized basis. The base dividend is payable on March 31, 2025 to shareholders of record as of March 17, 2025. The Company’s base dividend represents an annualized yield of 4.3% as of February 24, 2025.
Year-End 2024 Proved Reserves
Permian Resources reported year-end 2024 total proved reserves of 1,027 MMBoe compared to 925 MMBoe at prior year-end. At year-end 2024, proved reserves consisted of 45% oil, 30% natural gas and 25% natural gas liquids. Proved developed reserves were 746 MMBoe (73% of total proved reserves) at December 31, 2024. Netherland Sewell & Associates, Inc., an independent reserve engineering firm, prepared Permian Resources’ year-end reserves estimates for the year ended December 31, 2024.
Recent Events
During the first quarter of 2025, Permian Resources closed the non-core divestiture of its oil and gas gathering systems in Reeves County, Texas for gross proceeds of $180 million, further enhancing the returns associated with its 2024 acquisition program.
Additionally, the Company utilized cash on hand to partially redeem $175 million in aggregate principal amount of its 9.875% Senior Notes due 2031.
Annual Report on Form 10-K
Permian Resources’ financial statements and related footnotes will be available in its Annual Report on Form 10-K for the year ended December 31, 2024, which is expected to be filed with the Securities and Exchange Commission (“SEC”) on February 26, 2025.
Conference Call and Webcast
Permian Resources will host an investor conference call on Wednesday, February 26, 2025 at 9:00 a.m. Central (10:00 a.m. Eastern) to discuss fourth quarter and full year 2024 operating and financial results. Interested parties may join the call by visiting Permian Resources’ website at www.permianres.com and clicking on the webcast link or by dialing (800) 549-8228 (Conference ID: 75050) at least 15 minutes prior to the start of the call. A replay of the call will be available on the Company’s website or by phone at (888) 660-6264 (Passcode: 75050) for a 14-day period following the call.
About Permian Resources
Headquartered in Midland, Texas, Permian Resources is an independent oil and natural gas company focused on the responsible acquisition, optimization and development of high-return oil and natural gas properties. The Company’s assets and operations are concentrated in the core of the Delaware Basin, making it the second largest Permian Basin pure-play E&P. For more information, please visit www.permianres.com.
Cautionary Note Regarding Forward-Looking Statements
The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “goal,” “plan,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.
Forward-looking statements may include statements about:
•volatility of oil, natural gas and NGL prices or a prolonged period of low oil, natural gas or NGL prices and the effects of actions by, or disputes among or between, members of the Organization of Petroleum Exporting Countries (“OPEC”), such as Saudi Arabia, and other oil and natural gas producing countries, such as Russia, with respect to production levels or other matters related to the price of oil, natural gas and NGLs;
•political and economic conditions in or affecting other producing regions or countries, including the Middle East, Russia, Eastern Europe, Africa and South America;
•our business strategy and future drilling plans;
•our reserves and our ability to replace the reserves we produce through drilling and property acquisitions;
•our drilling prospects, inventories, projects and programs;
•our financial strategy, return of capital program, leverage, liquidity and capital required for our development program;
•our realized oil, natural gas and NGL prices;
•the timing and amount of our future production of oil, natural gas and NGLs;
•our ability to identify, complete and effectively integrate acquisitions of properties or businesses;
•our hedging strategy and results;
•our competition;
•our ability to obtain permits and governmental approvals;
•our compliance with government regulations, including those related to climate change as well as environmental, health and safety regulations and liabilities thereunder;
•our pending legal or environmental matters;
•the marketing and transportation of our oil, natural gas and NGLs;
•our leasehold or business acquisitions;
•costs of developing or operating our properties;
•our anticipated rate of return;
•general economic conditions;
•weather conditions in the areas where we operate;
•credit markets;
•our ability to make dividends, distributions and share repurchases;
•uncertainty regarding our future operating results;
•our plans, objectives, expectations and intentions contained in this press release that are not historical; and
•the other factors described in our most recent Annual Report on Form 10-K, and any updates to those factors set forth in our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of oil, natural gas and NGLs. Factors which could cause our actual results to differ materially from the results contemplated by forward-looking statements include, but are not limited to:
•commodity price volatility (including regional basis differentials);
•uncertainty inherent in estimating oil, natural gas and NGL reserves, including the impact of commodity price declines on the economic producibility of such reserves, and in projecting future rates of production;
•geographic concentration of our operations;
•lack of availability of drilling and production equipment and services;
•lack of transportation and storage capacity as a result of oversupply, government regulations or other factors;
•risks related to our recent acquisitions, including the risk that we may fail to integrate such acquisitions on the terms and timing currently contemplated, or at all, and/or to realize our strategy and plans to achieve the expected benefits of such acquisitions;
•competition in the oil and natural gas industry for assets, materials, qualified personnel and capital;
•drilling and other operating risks;
•environmental and climate related risks, including seasonal weather conditions;
•regulatory changes, including those that may result from the U.S. Supreme Court’s decision overturning the Chevron deference doctrine and that may impact environmental, energy, and natural resources regulation;
•the possibility that the industry in which we operate may be subject to new or volatile local, state, and federal or legislative actions (including additional taxes and changes in environmental, health, and safety regulation and regulations related to climate change) as a result of developing national and/or global efforts to address climate change;
•restrictions on the use of water, including limits on the use of produced water and potential restrictions on the availability to water disposal facilities;
•availability to cash flow and access to capital;
•inflation;
•changes in our credit ratings or adverse changes in interest rates;
•changes in the financial strength of counterparties to our credit agreement and hedging contracts;
•the timing of development expenditures;
•political and economic conditions and events in foreign oil and natural gas producing countries, including embargoes, continued hostilities in the Middle East and other sustained military campaigns, including the conflict in Israel and its surrounding areas, the war in Ukraine and associated economic sanctions on Russia, conditions in South America, Central America, China and Russia, and acts of terrorism or sabotage;
•changes in local, regional, national, and international economic conditions;
•security threats, including evolving cybersecurity risks such as those involving unauthorized access, denial-of-service attacks, third-party service provider failures, malicious software, data privacy breaches by employees, insiders or other with authorized access, cyber or phishing-attacks, ransomware, social engineering, physical breaches or other actions; and
•other risks described in our filings with the SEC.
Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any oil and gas reserve estimate depends on the quality of available data, the interpretation of such data, and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.
Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.
1) Adjusted Operating Cash Flow, Adjusted Free Cash Flow, Adjusted Diluted Shares and Net Debt-to-LQA EBITDAX are non-GAAP financial measures. See “Non-GAAP Financial Measures” included within the Appendix of this press release for related disclosures and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.
Contacts:
Hays Mabry – Vice President, Investor Relations
(832) 240-3265
ir@permianres.com

SOURCE Permian Resources Corporation

Details of our 2025 operational and financial guidance are presented below:

	2025 FY Guidance
Net average daily production (Boe/d)	360,000	—	380,000
Net average daily oil production (Bbls/d)	170,000	—	175,000

Production costs
Total controllable cash costs	$7.25	—	$8.25
Lease operating expenses ($/Boe)	~$5.55
Gathering, processing and transportation expenses ($/Boe)	~$1.30
Cash general and administrative ($/Boe)(1)	~$0.90
Severance and ad valorem taxes (% of revenue)	6.5%	—	8.5%

Total cash capital expenditure program ($MM)	$1,900	—	$2,100

Operated drilling program
TILs (gross)	~285
Average working interest	~75%
Average lateral length (feet)	~10,000
(1)    Excludes stock-based compensation.

Permian Resources Corporation
Operating Highlights

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net revenues (in thousands):
Oil sales	$1,097,662	$962,720	$4,362,965	$2,696,777
Natural gas sales(1)	21,591	47,954	240	142,077
NGL sales(2)	176,828	112,012	637,529	282,039
Oil and gas sales	$1,296,081	$1,122,686	$5,000,734	$3,120,893

Average sales prices:
Oil (per Bbl)	$69.66	$76.61	$74.87	$75.84
Effect of derivative settlements on average price (per Bbl)	1.09	0.53	0.03	1.81
Oil including the effects of hedging (per Bbl)	$70.75	$77.14	$74.90	$77.65

Average NYMEX WTI price for oil (per Bbl)	$70.28	$78.32	$75.72	$77.62
Oil differential from NYMEX	(0.62)	(1.71)	(0.85)	(1.78)

Natural gas price excluding the effects of GP&T (per Mcf)(1)	$0.87	$1.50	$0.47	$1.60
Effect of derivative settlements on average price (per Mcf)	0.34	0.09	0.34	0.29
Natural gas including the effects of hedging (per Mcf)	$1.21	$1.59	$0.81	$1.89

Average NYMEX Henry Hub price for natural gas (per MMBtu)	$2.42	$2.74	$2.24	$2.53
Natural gas differential from NYMEX	(1.55)	(1.24)	(1.77)	(0.93)

NGL price excluding the effects of GP&T (per Bbl)(2)	$24.05	$21.57	$23.75	$22.83

Net production:
Oil (MBbls)	15,757	12,566	58,276	35,560
Natural gas (MMcf)	58,378	44,048	220,900	119,182
NGL (MBbls)	8,407	6,328	30,636	15,569
Total (MBoe)(3)	33,895	26,234	125,730	70,992

Average daily net production:
Oil (Bbls/d)	171,274	136,590	159,225	97,424
Natural gas (Mcf/d)	634,546	478,781	603,551	326,525
NGL (Bbls/d)	91,382	68,774	83,706	42,654
Total (Boe/d)(3)	368,414	285,161	343,523	194,499

(1)    Natural gas sales for the three months and year ended December 31, 2024 include $29.0 million and $104.1 million, respectively, of gathering, processing and transportation (“GP&T”) costs that are reflected as a reduction to natural gas sales and $18.2 million and $48.9 million for the three months and year ended December 31, 2023, respectively. Natural gas average sales price, however, excludes $0.50 and $0.47 per Mcf of such GP&T charges for the three months and year ended December 31, 2024, respectively, and $0.41 per Mcf for both the three months and year ended December 31, 2023.
(2)    NGL sales for the three months and year ended December 31, 2024 include $25.3 million and $90.0 million, respectively, of GP&T that are reflected as a reduction to NGL sales and $24.4 million and $73.3 million for the three months and year ended December 31, 2023, respectively. NGL average sales price, however, excludes $3.01 and $2.94 per Bbl of such GP&T charges for the three months and year ended December 31, 2024, respectively, and $3.87 and $4.71 per Bbl for the three months and year ended December 31, 2023, respectively.
(3)    Calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Boe.

Permian Resources Corporation
Operating Expenses

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Operating costs (in thousands):
Lease operating expenses	$183,575	$130,439	$685,172	$373,772
Severance and ad valorem taxes	96,947	84,384	377,731	240,762
Gathering, processing, and transportation expense	50,582	31,316	183,602	89,282
Operating cost metrics:
Lease operating expenses (per Boe)	$5.42	$4.97	$5.45	$5.26
Severance and ad valorem taxes (% of revenue)	7.5%	7.5%	7.6%	7.7%
Gathering, processing, and transportation expense (per Boe)	1.49	1.19	1.46	1.26

Permian Resources Corporation
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Operating revenues
Oil and gas sales	$1,296,081	$1,122,686	$5,000,734	$3,120,893
Operating expenses
Lease operating expenses	183,575	130,439	685,172	373,772
Severance and ad valorem taxes	96,947	84,384	377,731	240,762
Gathering, processing and transportation expenses	50,582	31,316	183,602	89,282
Depreciation, depletion and amortization	486,463	367,427	1,776,673	1,007,576
General and administrative expenses	44,745	39,126	174,630	161,855
Merger and integration expense	—	97,260	18,064	125,331
Impairment and abandonment expense	2,128	5,947	9,912	6,681
Exploration and other expenses	6,363	4,669	30,791	19,337
Total operating expenses	870,803	760,568	3,256,575	2,024,596
Net gain (loss) on sale of long-lived assets	(66)	82	375	211
Income from operations	425,212	362,200	1,744,534	1,096,508

Other income (expense)
Interest expense	(76,783)	(63,024)	(304,756)	(177,209)
Net gain (loss) on derivative instruments	(36,716)	190,684	94,986	114,016
Other income (expense)	6,411	1,648	16,087	2,333
Total other income (expense)	(107,088)	129,308	(193,683)	(60,860)

Income before income taxes	318,124	491,508	1,550,851	1,035,648
Income tax expense	(62,645)	(78,889)	(300,342)	(155,945)
Net income	255,479	412,619	1,250,509	879,703
Less: Net income attributable to noncontrolling interest	(38,829)	(157,265)	(265,808)	(403,397)
Net income attributable to Class A Common Stock	$216,650	$255,354	$984,701	$476,306

Income per share of Class A Common Stock:
Basic	$0.31	$0.56	$1.54	$1.36
Diluted	$0.29	$0.51	$1.45	$1.24

Weighted average Class A Common Stock outstanding:
Basic	702,968	459,593	640,662	349,213
Diluted	746,693	500,919	684,492	389,096

Permian Resources Corporation
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$479,343	$73,290
Accounts receivable, net	530,452	481,060
Derivative instruments	85,509	70,591
Prepaid and other current assets	26,290	25,451
Total current assets	1,121,594	650,392
Property and equipment
Oil and natural gas properties, successful efforts method
Unproved properties	1,990,441	2,401,317
Proved properties	18,595,780	15,036,687
Accumulated depreciation, depletion and amortization	(5,163,124)	(3,401,895)
Total oil and natural gas properties, net	15,423,097	14,036,109
Other property and equipment, net	50,381	43,647
Total property and equipment, net	15,473,478	14,079,756
Noncurrent assets
Operating lease right-of-use assets	119,703	59,359
Other noncurrent assets	183,125	176,071
TOTAL ASSETS	$16,897,900	$14,965,578

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,198,418	$1,167,525
Operating lease liabilities	57,216	33,006
Other current liabilities	71,703	41,022
Total current liabilities	1,327,337	1,241,553
Noncurrent liabilities
Long-term debt, net	4,184,233	3,848,781
Asset retirement obligations	148,443	121,417
Deferred income taxes	602,379	422,627
Operating lease liabilities	64,288	28,302
Other noncurrent liabilities	52,701	73,150
Total liabilities	6,379,381	5,735,830

Shareholders’ equity
Common stock, $0.0001 par value, 1,500,000,000 shares authorized:
Class A: 707,388,380 shares issued and 703,774,082 shares outstanding at December 31, 2024 and 544,610,984 shares issued and 540,789,758 shares outstanding at December 31, 2023	71	54
Class C: 99,599,640 shares issued and outstanding at December 31, 2024 and 230,962,833 shares issued and outstanding at December 31, 2023	10	23
Additional paid-in capital	8,056,552	5,766,881
Retained earnings (accumulated deficit)	1,081,895	569,139
Total shareholders’ equity	9,138,528	6,336,097
Noncontrolling interest	1,379,991	2,893,651
Total equity	10,518,519	9,229,748
TOTAL LIABILITIES AND EQUITY	$16,897,900	$14,965,578

Permian Resources Corporation
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net income	$1,250,509	$879,703
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,776,673	1,007,576
Stock-based compensation expense	60,399	78,418
Impairment and abandonment expense	9,912	6,681
Deferred tax expense	299,019	152,383
Net (gain) loss on sale of long-lived assets	(375)	(211)
Non-cash portion of derivative (gain) loss	(17,783)	(14,606)
Amortization of debt issuance costs, discount and premium	6,563	11,326
Loss on extinguishment of debt	8,585	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(51,396)	36,336
(Increase) decrease in prepaid and other assets	(8,491)	(27,267)
Increase (decrease) in accounts payable and other liabilities	78,353	83,160
Net cash provided by operating activities	3,411,968	2,213,499
Cash flows from investing activities:
Acquisition of oil and natural gas properties, net	(1,047,128)	(234,288)
Drilling and development capital expenditures	(2,060,667)	(1,524,899)
Cash (paid) received for businesses acquired in mergers, net of cash received	—	39,832
Purchases of other property and equipment	(12,845)	(34,483)
Contingent considerations received related to divestiture	—	60,000
Proceeds from sales of oil and natural gas properties	16,445	115,459
Net cash used in investing activities	(3,104,195)	(1,578,379)
Cash flows from financing activities:
Proceeds from equity offering, net	402,211	—
Proceeds from borrowings under revolving credit facility	1,965,000	1,950,000
Repayment of borrowings under revolving credit facility	(1,965,000)	(2,335,000)
Repayment of credit facility acquired in mergers	—	(830,000)
Proceeds from issuance of senior notes	1,000,000	997,500
Debt issuance and redemption costs	(26,498)	(15,169)
Redemption of senior notes	(656,351)	—
Proceeds from exercise of stock options	257	534
Share repurchases	(61,048)	(162,420)
Dividends paid	(466,915)	(141,947)
Distributions paid to noncontrolling interest owners	(93,950)	(94,686)
Net cash (used in) provided by financing activities	97,706	(631,188)
Net increase (decrease) in cash, cash equivalents and restricted cash	405,479	3,932
Cash, cash equivalents and restricted cash, beginning of period	73,864	69,932
Cash, cash equivalents and restricted cash, end of period	$479,343	$73,864

Reconciliation of cash, cash equivalents and restricted cash presented on the consolidated statements of cash flows for the periods presented:

	Year Ended December 31,
	2024	2023
Cash and cash equivalents	$479,343	$73,290
Restricted cash	$—	$574
Total cash, cash equivalents and restricted cash	$479,343	$73,864

Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), our earnings release contains non-GAAP financial measures as described below.
Adjusted EBITDAX
Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income attributable to Class A Common Stock before net income attributable to noncontrolling interest, interest expense, income taxes, depreciation, depletion and amortization, impairment and abandonment expense, non-cash gains or losses on derivatives, stock-based compensation, exploration and other expenses, merger and integration expense, gain/loss from the sale of long-lived assets and non-recurring items. Adjusted EBITDAX is not a measure of net income as determined by GAAP.
Our management believes Adjusted EBITDAX is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.
The following table presents a reconciliation of Adjusted EBITDAX to net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended
(in thousands)	12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023
Adjusted EBITDAX reconciliation to net income:
Net income attributable to Class A Common Stock	$216,650	$386,376	$235,100	$146,575	$255,354
Net income attributable to noncontrolling interest	38,829	70,151	73,808	83,020	157,265
Interest expense	76,783	79,934	75,452	72,587	63,024
Income tax expense	62,645	106,468	82,272	48,957	78,889
Depreciation, depletion and amortization	486,463	453,603	426,428	410,179	367,427
Impairment and abandonment expense	2,128	1,380	6,384	20	5,947
Non-cash derivative (gain) loss	73,579	(213,102)	(6,734)	128,474	(180,179)
Stock-based compensation expense(1)	13,149	13,537	22,463	9,094	8,495
Exploration and other expenses	6,363	6,962	5,978	11,488	4,669
Merger and integration expense	—	—	6,941	11,123	97,260
(Gain) loss on sale of long-lived assets	66	(329)	—	(112)	(82)
Adjusted EBITDAX	$976,655	$904,980	$928,092	$921,405	$858,069
(1)    Includes stock-based compensation expense for equity awards related to general and administrative employees only. Stock-based compensation amounts for geographical and geophysical personnel are included within the Exploration and other expenses line item.

Net Debt-to-LQA EBITDAX
Net debt-to-LQA EBITDAX is a non-GAAP financial measure. We define net debt as long-term debt, net, plus unamortized debt discount and debt issuance costs on our senior notes minus cash and cash equivalents.
We define net debt-to-LQA EBITDAX as net debt (defined above) divided by Adjusted EBITDAX (defined and reconciled in the section above) for the three months ended December 31, 2024, on an annualized basis. We refer to this metric to show trends that investors may find useful in understanding our ability to service our debt. This metric is widely used by professional research analysts, including credit analysts, in the valuation and comparison of companies in the oil and gas exploration and production industry. The following table presents a reconciliation of net debt to long-term debt, net and the calculation of net debt-to-LQA EBITDAX for the period presented:

(in thousands)	December 31, 2024
Long-term debt, net	$4,184,233
Unamortized debt discount, debt issuance costs and debt premium on senior notes	25,215
Long-term debt	4,209,448
Less: cash and cash equivalents	(479,343)
Net debt (Non-GAAP)	3,730,105
LQA EBITDAX(1)	$3,906,620
Net debt-to-LQA EBITDAX	0.95

(1) Represents adjusted EBITDAX (defined and reconciled in the section above) for the three months ended December 31, 2024, on an annualized basis.

Adjusted Shares
Adjusted basic and diluted weighted average shares outstanding (“Adjusted Basic and Diluted Shares”) are non-GAAP financial measures defined as basic and diluted weighted average shares outstanding adjusted to reflect the weighted average shares of our Class C Common Stock outstanding during the period.
Our Adjusted Basic and Diluted Shares provide a comparable per share measurement when presenting results such as adjusted free cash flow and adjusted net income that include the interests of both net income attributable to Class A Common Stock and the net income attributable to our noncontrolling interest. Adjusted Basic and Diluted Shares are used in calculating several metrics that we use as supplemental financial measurements in the evaluation of our business.
The following table presents a reconciliation of Adjusted Basic and Diluted Shares to basic and diluted weighted average shares outstanding, which are the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2024	2023	2024	2023
Basic weighted average shares of Class A Common Stock outstanding	702,968	459,593	640,662	349,213
Weighted average shares of Class C Common Stock	100,401	244,039	144,566	248,511
Adjusted basic weighted average shares outstanding	803,369	703,632	785,228	597,724

Basic weighted average shares of Class A Common Stock outstanding	702,968	459,593	640,662	349,213
Add: Dilutive effects of Convertible Senior Notes	29,408	28,090	29,408	27,710
Add: Dilutive effects of equity awards	14,317	13,236	14,422	12,173
Diluted weighted average shares of Class A Common Stock outstanding	746,693	500,919	684,492	389,096
Weighted average shares of Class C Common Stock	100,401	244,039	144,566	248,511
Adjusted diluted weighted average shares outstanding	847,094	744,958	829,058	637,607

Adjusted Operating Cash Flow and Adjusted Free Cash Flow
Adjusted operating cash flow and adjusted free cash flow are supplemental non-GAAP financial measures used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define adjusted operating cash flow as net cash provided by operating activities adjusted to remove changes in working capital, merger and integration and other non-recurring charges, and estimated tax distributions to our non-controlling interest owners. Adjusted operating cash flows is reduced by total cash capital expenditures to arrive at adjusted free cash flows.
Our management believes adjusted operating cash flow and adjusted free cash flow are useful indicators of the Company’s ability to internally fund its future exploration and development activities, to service its existing level of indebtedness or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities, its merger and integration and other non-recurring costs or estimated tax distributions to noncontrolling interest owners after funding its capital expenditures paid for the period. The Company believes that these measures, as so adjusted, present meaningful indicators of the Company’s actual sources and uses of capital associated with its operations conducted during the applicable period. Our computation of adjusted operating cash flow and adjusted free cash flow may not be comparable to other similarly titled measures of other companies. Adjusted operating cash flow and adjusted free cash flow should not be considered as alternatives to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or as indicators of our operating performance or liquidity.
Adjusted operating cash flow and adjusted free cash flow are not financial measures that are determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of adjusted operating cash flow and adjusted free cash flow to net cash provided by operating activities, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2024	2023	2024	2023
Net cash provided by operating activities	$871,578	$845,994	$3,411,968	$2,213,499
Changes in working capital:
Accounts receivable	103,963	(94,123)	51,396	(36,336)
Prepaid and other assets	1,663	(543)	8,491	27,267
Accounts payable and other liabilities	(73,735)	(58,365)	(78,353)	(83,160)
Merger and integration expense & other	—	97,260	25,659	125,331
Estimated tax distribution to noncontrolling interest owners(1)	582	—	—	—
Adjusted operating cash flow	904,051	790,223	3,419,161	2,246,601
Less: total cash capital expenditures	(504,459)	(458,206)	(2,060,667)	(1,524,899)
Adjusted free cash flow	$399,592	$332,017	$1,358,494	$721,702

Adjusted diluted weighted average shares outstanding	847,094	744,958	829,058	637,607

(1) Reflects estimated future distributions for noncontrolling interest owners based upon current federal and state income tax expense recognized during the period and expected to be paid by the partnership. Such estimates are based upon the noncontrolling interest ownership percentage as of the three months ended December 31, 2024.

Adjusted Net Income
Adjusted net income is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define adjusted net income as net income attributable to Class A Common Stock plus net income attributable to noncontrolling interest adjusted for non-cash gains or losses on derivatives, merger and integration expense, other nonrecurring charges, impairment and abandonment expense, gain/loss from the sale of long-lived assets and the related income tax adjustments for these items. Adjusted net income is not a measure of net income as determined by GAAP.
Our management believes adjusted net income is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers by excluding certain non-cash items that can vary significantly. Adjusted net income should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Our presentation of adjusted net income should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of adjusted net income may not be comparable to other similarly titled measures of other companies.
Adjusted net income is not a financial measure that is determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of adjusted net income to net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2024	2023	2024	2023
Net income attributable to Class A Common Stock	$216,650	$255,354	$984,701	$476,306
Net income attributable to noncontrolling interest	38,829	157,265	265,808	403,397
Non-cash derivative (gain) loss	73,579	(180,179)	(17,783)	(14,606)
Merger and integration expense & other	—	97,260	25,659	125,331
Impairment and abandonment expense	2,128	5,947	9,912	6,681
(Gain) loss on sale of long-lived assets	66	(82)	(375)	(211)
Adjusted net income excluding above items	331,252	335,565	1,267,922	996,898
Income tax (expense) benefit attributable to the above items(1)	(25,785)	(18,047)	(63,725)	(117,133)
Adjusted Net Income	$305,467	$317,518	$1,204,197	$879,765
Interest on Convertible Senior Notes, net of tax	1,294	1,361	5,182	5,433
Adjusted Net Income - Diluted	$306,761	$318,879	$1,209,379	$885,198

Adjusted diluted weighted average shares outstanding (Non-GAAP)(2)	847,094	744,958	829,058	637,607
Adjusted net income per adjusted diluted share	$0.36	$0.43	$1.46	$1.39

(1)    Income tax (expense) benefit for adjustments made to adjusted net income is calculated using PR's federal and state-apportioned statutory tax rate of 22.5%.
(2)    Adjusted diluted weighted average shares outstanding is a Non-GAAP measure that has been computed and reconciled to the nearest GAAP metric in the preceding table above.

The following table summarizes the approximate volumes and average contract prices of the hedge contracts the Company had in place as of December 31, 2024 and additional contracts entered into through February 21, 2025:

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Crude Price ($/Bbl)(1)
Crude oil swaps	January 2025 - March 2025	4,050,000	45,000	$75.21
	April 2025 - June 2025	4,095,000	45,000	73.87
	July 2025 - September 2025	4,140,000	45,000	72.64
	October 2025 - December 2025	4,140,000	45,000	71.60
	January 2026 - March 2026	1,575,000	17,500	71.49
	April 2026 - June 2026	1,592,500	17,500	70.61
	July 2026 - September 2026	1,610,000	17,500	69.77
	October 2026 - December 2026	1,610,000	17,500	69.08

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Differential ($/Bbl)(2)
Crude oil basis differential swaps	January 2025 - March 2025	3,932,000	43,689	$1.11
	April 2025 - June 2025	4,095,000	45,000	1.10
	July 2025 - September 2025	4,140,000	45,000	1.10
	October 2025 - December 2025	4,140,000	45,000	1.10
	January 2026 - March 2026	1,575,000	17,500	1.15
	April 2026 - June 2026	1,592,500	17,500	1.15
	July 2026 - September 2026	1,610,000	17,500	1.15
	October 2026 - December 2026	1,610,000	17,500	1.15

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Differential ($/Bbl)(3)
Crude oil roll differential swaps	January 2025 - March 2025	3,932,000	43,689	$0.43
	April 2025 - June 2025	4,095,000	45,000	0.44
	July 2025 - September 2025	4,140,000	45,000	0.44
	October 2025 - December 2025	4,140,000	45,000	0.44
	January 2026 - March 2026	1,575,000	17,500	0.28
	April 2026 - June 2026	1,592,500	17,500	0.28
	July 2026 - September 2026	1,610,000	17,500	0.28
	October 2026 - December 2026	1,610,000	17,500	0.28

(1)    These crude oil swap transactions are settled based on the NYMEX WTI index price on each trading day within the specified monthly settlement period versus the contractual swap price for the volumes stipulated.
(2)    These crude oil basis swap transactions are settled based on the difference between the arithmetic average of ARGUS MIDLAND WTI and ARGUS WTI CUSHING indices, during each applicable monthly settlement period.
(3)    These crude oil roll swap transactions are settled based on the difference between the arithmetic average of NYMEX WTI calendar month prices and the physical crude oil delivery month price.

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Gas Price ($/MMBtu)(1)
Natural gas swaps	January 2025 - March 2025	11,070,000	123,000	$3.44
	April 2025 - June 2025	11,193,000	123,000	3.12
	July 2025 - September 2025	11,316,000	123,000	3.43
	October 2025 - December 2025	11,316,000	123,000	3.85
	January 2026 - March 2026	8,190,000	91,000	4.08
	April 2026 - June 2026	8,281,000	91,000	3.40
	July 2026 - September 2026	8,372,000	91,000	3.65
	October 2026 - December 2026	8,372,000	91,000	4.01
	January 2027 - March 2027	12,600,000	140,000	4.24
	April 2027 - June 2027	12,740,000	140,000	3.32
	July 2027 - September 2027	12,880,000	140,000	3.58
	October 2027 - December 2027	12,880,000	140,000	3.94

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Differential ($/MMBtu)(2)
Natural gas basis differential swaps	January 2025 - March 2025	11,070,000	123,000	$(0.83)
	April 2025 - June 2025	11,193,000	123,000	(1.35)
	July 2025 - September 2025	11,316,000	123,000	(1.23)
	October 2025 - December 2025	11,316,000	123,000	(1.25)
	January 2026 - March 2026	8,190,000	91,000	(1.09)
	April 2026 - June 2026	8,281,000	91,000	(2.27)
	July 2026 - September 2026	8,372,000	91,000	(1.29)
	October 2026 - December 2026	8,372,000	91,000	(0.98)
	January 2027 - March 2027	12,600,000	140,000	(0.46)
	April 2027 - June 2027	12,740,000	140,000	(1.11)
	July 2027 - September 2027	12,880,000	140,000	(0.62)
	October 2027 - December 2027	12,880,000	140,000	(0.87)

(1)    These natural gas swap contracts are settled based on the NYMEX Henry Hub price on each trading day within the specified monthly settlement period versus the contractual swap price for the volumes stipulated.
(2)    These natural gas basis swap contracts are settled based on the difference between the Inside FERC’s West Texas WAHA price and the NYMEX price of natural gas during each applicable monthly settlement period.